UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2005

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Ten Canal Park, Cambridge MA		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On January 13, 2005, we entered into an amendment to our employment and transition agreement with Lawrence B. Evans, pursuant to which Mr. Evans has retired as our chairman of the board and a Class I director and will continue to be employed by us on a part-time basis at a base salary of $162,500 through June 30, 2008 as contemplated by Mr. Evans’ previously executed employment and transition agreement.  In addition, under the terms of the amendment:

•                  Mr. Evans will be reimbursed for office relocation expenses;

•                  Mr. Evans will receive a monthly allowance of $3,650 for expenses associated with maintaining an off-site office, including secretarial support, telephone and computer access and subscriptions to business publications;

•                  In the event of a change in control as defined in our employee stock option plans, all amounts due to Mr. Evans for the remainder of the term of his employment and transition agreement will become immediately payable and all unvested stock options will become fully vested in accordance with the terms and conditions of the grant.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 13, 2005, Lawrence B. Evans retired as our chairman of the board and a Class I director, effective immediately.  Our board of directors has appointed Stephen M. Jennings, currently a director, as our interim chairman of the board.  The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                                          Financial Statements and Exhibits.

(c) Exhibits

Press release issued by Aspen Technology, Inc. on January 13, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: January 19, 2005	By:	/s/ Charles F. Kane
Charles F. Kane Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Aspen Technology, Inc. on January 13, 2005.